UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 5, 2009

Watts Water Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-11499	04-2916536
(State or other juris- diction of incorporation	(Commission File Number)	(IRS Employer Identification No.)
815 Chestnut Street, North Andover, MA	01845
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (978) 688-1811

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

As disclosed in Part I, Item 1, “Business - Product Liability, Environmental and Other Litigation Matters” of Watts Water Technologies, Inc.’s (“Watts”) Annual Report on Form 10-K for the year ended December 31, 2008, Watts is a party to litigation referred to as the “James Jones Litigation.”  As further disclosed in its Quarterly Report on Form 10-Q for the quarter ended September 27, 2009, at a mediation session held with the California Superior Court for Los Angeles County on June 9-10, 2009, the parties to the Armenta case and the City of Banning case (each part of the James Jones Litigation) agreed in principle to settle both cases.  The agreement in principle was effective and binding only upon approval by the plaintiffs in the Armenta and Banning cases, and final approval of the settlement by the California Superior Court after a fairness hearing.  An agreement in principle also was reached to settle the insurance coverage cases - - Watts Industries, Inc. vs. Zurich American Insurance Company, et al., and Zurich American Insurance Company vs. Watts Industries, Inc., et al., pending in the Superior Court of the State of California, County of Los Angeles; and Zurich American Insurance Company vs. Watts Industries, Inc. and James Jones Company, pending in the United States District Court for the Northern District of Illinois, Eastern Division.  The settlement of the insurance coverage cases was effective and binding upon approval of the settlement of the underlying Armenta and Banning cases as described above.

At the fairness hearing held on November 5, 2009, the Court approved the settlement of the “James Jones Litigation.”  No plaintiff objected.  Based on the contemporaneous final settlement of the underlying insurance coverage cases, Watts’ contribution to the James Jones Litigation settlement is $15.3 million.  As a result of the settlements, all lawsuits and all claims asserted therein will be dismissed.

In addition, separate from the settlement, Watts will pay its outside counsel an additional $5 million for services rendered in connection with the above described litigation.

As a result of the settlement of the above described litigation, Watts expects to record a non-cash, pre-tax gain in discontinued operations of approximately $9.7 million in the fourth quarter of 2009 to reduce previously recorded estimates of the loss and related fees to the amounts noted above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 2009	WATTS WATER TECHNOLOGIES, INC.

	By:	/s/ Kenneth R. Lepage
Kenneth R. Lepage General Counsel